Exhibit 23.2

                       [Riddell Williams P.S. Letterhead]

                                February __, 2000

WestCoast Hospitality Corporation
201 W. North River Drive, Suite 100
Spokane, WA 99201

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the proceedings for the authorization and issuance by WestCoast Hospitality Corporation (the "Company") of 238,884 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), and the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the resale of the Shares.

         We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                            /s/ Riddell Williams P.S.


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